Exhibit 3.2

AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF

NEVRO CORP.

Effective as of May 23, 2019, the Amended and Restated Bylaws (the “Bylaws”) of Nevro Corp. (the “Company”), dated November 12, 2014, shall be amended as follows:

1.	The following sentence shall be added to the end of Article III, Section 3.3:

Commencing with the 2022 annual meeting of stockholders, the directors of the Corporation shall no longer  be divided into classes.

2.	The first sentence of Article III, Section 3.11 is amended and restated in its entirety as follows:

Except as otherwise provided by the DGCL or the Certificate of Incorporation, the Board of Directors or any individual director may be removed from office at any time, but only with cause by the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of voting stock of the Corporation with the power to vote at an election of directors (the “Voting Stock”).

3.	Article X is amended and restated in its entirety as follows:

Subject to the limitations set forth in Section 9.9 of these bylaws or the provisions of the Certificate of Incorporation, the Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the Board shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock.

Nevro Corp.

Certificate of Amendment to Amended and Restated Bylaws

The undersigned hereby certifies that he or she is the duly elected, qualified, and acting Secretary of Nevro Corp., a Delaware corporation, and that the foregoing bylaws were amended effective on May 23, 2019 by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his or hand this 23rd day of May, 2019.

/s/ Kashif Rashid
Name: Kashif Rashid

Title: General Counsel and Secretary

[Signature Page to Amendment to Amended and Restated Bylaws]